Exhibit 4.5

FIRST AMENDMENT TO THE

TUCSON ELECTRIC POWER COMPANY

401(k) PLAN

Tucson Electric Power Company (the “Company”) maintains the Tucson Electric Power Company 401(k) Plan (the “Plan”).  The Plan was most recently amended and restated in its entirety effective as of January 1, 2015.  By this instrument, the Company intends to amend the Plan to permit investment in certain publicly traded employer securities and to make such other changes as set forth below.

1.                                      Except as set forth below, this First Amendment shall be effective as of September 4, 2018.

2.                                      This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.

3.                                      Section 1.2 (Definitions) of the Plan is hereby amended by adding the following new definitions to the end thereof:

(vv)                          “Confidentiality Fiduciary” shall mean the individual appointed by the Committee to monitor compliance with the procedures set out in Section 4.2A(d) (Fortis Stock Fund — Confidentiality Requirements) and any related procedures that may be adopted by the Committee.

(ww)                      “Fortis” shall mean Fortis Inc., which is the parent corporation of the Company.

(xx)                          “Fortis Inc. Stock” shall mean the common stock of Fortis as listed on the New York Stock Exchange.

(yy)                          “Fortis Inc. Stock Fund” shall mean shares of Fortis Inc. Stock held for each Participant who participates in the Fortis Inc. Stock Fund.

4.                                      Section 4.2(a) (Investment Funds; Accounts in General) of the Plan is hereby amended and restated in its entirety to read as follows:

(a)                                 Separate Funds shall be established and maintained under the Plan by the Committee.  The Committee may, in its discretion, terminate any Fund.  Pursuant to Section 6.3 (Rights and Duties), the Committee shall determine the number of Funds (which must total three or more) and the Committee or the Trustee, as applicable, shall determine the investments to be made under each Fund.  In addition to the required Funds, the Plan shall include a Fortis Inc. Stock Fund maintained in accordance with Section 4.2A (Fortis Inc. Stock Fund) and the brokerage account maintained in accordance with Section 4.5 (Brokerage Account Provisions).

5.                                      Section 4.2 (Investment Funds; Accounts in General) of the Plan is hereby amended by the addition of the following new subsections to the end to read as follows:

(d)                                 Effective as of September 4, 2018, the following special limitations on investment in Fortis Inc. Stock shall apply.

(1)                                 A Participant may not direct that more than 20% of his or her Compensation Deferral Contributions and/or Company Matching Contributions be invested in the Fortis Inc. Stock Fund.

(2)                                 A Participant may not direct the transfer of amounts from a Fund into the Fortis Inc. Stock Fund if and to the extent that such transfer would cause the value of the Participant’s Fortis Inc. Stock Fund to exceed 20% of the total value of all of the Participant’s Accounts under the Plan as of the date the transfer is made.

(3)                                 If a Participant’s Fortis Inc. Stock Fund exceeds 20% of the total value of all of the Participant’s Accounts under the Plan, nothing in this paragraph (3) shall require the Participant to divest amounts in excess of 20% from the Participant’s Fortis Inc. Stock Fund.  Pursuant to paragraphs (1) and (2) above, however, the Participant may not invest more than 20% of future Compensation Deferral Contributions and/or Company Matching Contributions in the Fortis Inc. Stock Fund and the Participant may not transfer amounts from another Fund to the Fortis Inc. Stock Fund unless and until the value of the Participant’s Fortis Inc. Stock Fund is less than 20% of the total value of the Participant’s Accounts under the Plan.

(4)                                 The amount of the Trust Fund’s assets that may be invested in Fortis Inc. Stock will be the amount selected by the Participants to be so invested.

(5)                                 The Committee and/or the Trustee may promulgate uniform and nondiscriminatory rules regarding the implementation and application of the limit on investment in the Fortis Inc. Stock Fund imposed by this subsection (d).

(e)                                  Participants shall be given the opportunity to give investment instructions with respect to the Fortis Inc. Stock that is allocated to their Accounts at least as frequently as investment instructions may be given with respect to any other Fund, but no less frequently than quarterly.

6.                                      Article IV (Valuation of Funds and Allocation to Accounts) of the Plan is hereby amended by the addition of a new Section 4.2A (Fortis Inc. Stock Fund) to the Plan to read as follows:

4.2A                      FORTIS INC. STOCK FUND.

(a)                                 In General.  Effective as of September 4, 2018, one Fund shall be the Fortis Inc. Stock Fund.  Dividends received by the Fortis Inc. Stock Fund shall be reinvested in additional shares of Fortis Inc. Stock.

(b)                                 Monitoring of Fortis Inc. Stock.  The Committee or such other fiduciary as may be appointed by the Committee shall monitor the suitability under the fiduciary duties of ERISA Section 404(a)(1) (as modified by Section 404(a)(2)) of acquiring and holding Fortis Inc. Stock.

(c)                                  Voting, Tender and Similar Rights.  Voting, tender and similar rights which are incidental to the ownership of any asset which is held in the Fortis Inc. Stock Fund shall be passed through to the Participants to the extent described in Section 4.7 (Voting, Tender or Similar Rights).

(d)                                 Confidentiality Requirements.  Because Participants are permitted to invest in Fortis Inc. Stock, the Company must establish written procedures in order to safeguard the confidentiality of information relating to the purchase, holding and sale of Fortis Inc. Stock and the exercise of voting, tender and similar rights.  While the Committee may adopt expanded confidentiality procedures, this Section 4.2A(d) shall constitute the confidentiality procedures for the Plan until such time as expanded procedures, if any, are adopted.  Information relating to the purchase, holding and sale of Fortis Inc. Stock and the exercise of voting, tender and similar rights shall be held in confidence and shall not be divulged to any person or entity except to ensure that the Participant’s directions to purchase, hold or sell Fortis Inc. Stock or the Participant’s exercise of voting, tender or similar rights are given effect.  Any person who willfully or negligently violates the confidentiality rules set out in the preceding sentence will be subject to disciplinary action, and, to the extent the Committee deems it necessary, will be relieved of any duties which allow the person to gain access to such confidential information.  The Committee shall appoint a person (the “Confidentiality Fiduciary”) to monitor compliance with the foregoing procedures and/or any expanded procedures adopted by the Committee.  The Confidentiality Fiduciary shall appoint an independent fiduciary to carry out activities relating to any situation that the Confidentiality Fiduciary determines involves a potential for undue influence upon Participants and Beneficiaries with regard to the direct or indirect exercise of shareholder rights.  For purposes of this Section, a fiduciary is not independent if the fiduciary is affiliated with the Company or any Related Company.  Notwithstanding any other provision of the Plan to the contrary, the information described by this Section may be disclosed to the extent necessary to comply with applicable state and federal laws.

7.                                      Section 4.3 (ERISA Section 404(c)) of the Plan is hereby amended by the addition of the following new subsection (d) to the end to read as follows:

(d)                                 Investment Restrictions Due to Securities Laws.  The investment directions of a Participant shall be subject to the restrictions imposed on such investment elections pursuant to applicable securities laws, including but not limited to, Section 16 of the Securities Act.  The Committee may (but need not) adopt such rules and/or take such actions as it deems desirable in order to comply with Section 16 of the Securities Act and the regulations promulgated thereunder (17 C.F.R. 240.16b-3).  Neither the Company, the Board, the Committee, the Trustee nor the Plan shall have any liability to any Participant in the event that any Participant has any liability under Section 16 of the Securities Act due to any rule so adopted, the failure to adopt any rule, any Plan provision (or lack thereof), or any transaction under the Plan or otherwise.

8.                                      Section 4.4 (Publicly Traded Employer Securities — Diversification Requirements) is amended and restated in its entirety as follows:

4.4                               DIVERSIFICATION OF PUBLICLY TRADED EMPLOYER SECURITIES.

(a)                                 In General.  Effective as of September 4, 2018, the Plan holds certain publicly traded employer securities.  For purposes of this Section, a publicly traded employer security is an employer security under Section 407(d)(1) of ERISA which is readily tradable on an established securities market.  A security is readily tradable on an established securities market if the security is traded on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Securities Act”) or if the security is traded on a foreign national securities exchange that is officially recognized, sanctioned or supervised by a governmental authority and the security is deemed by the Securities and Exchange Commission as having a “ready market” under SEC Rule 15c3-1 (17 C.F.R. 240.15c-3).  For purposes of this Plan, Fortis Inc. Stock is a publicly traded employer security.

(b)                                 Opportunity to Divest.  With respect to a Participant (including for purposes of this Section an alternate payee who has an account under the Plan or a deceased Participant’s Beneficiary), if any portion of the Participant’s Accounts under the Plan attributable to Compensation Deferral Contributions, employee contributions or rollover contributions is invested in Fortis Inc. Stock, then the Participant must be offered the opportunity to elect to divest the Fortis Inc. Stock and to reinvest an equivalent amount in other investment options as described in Section 4.4(d), below.

(c)                                  Opportunity to Divest — Employer Nonelective Contributions.  With respect to a Participant (including for purposes of this Section an alternate payee who has an account under the Plan with respect to such Participant or a deceased Participant’s Beneficiary) who has completed at least three years of vesting service, if a portion of the Participant’s Accounts attributable to employer nonelective contributions is invested in Fortis Inc. Stock, then the Participant must be offered the opportunity to elect to divest such Fortis Inc. Stock and to reinvest an equivalent amount in other investment options as described in Section 4.4(d), below.  For the avoidance of doubt, the three years of vesting service does not apply to a deceased Participant’s Beneficiary.  A year of vesting service has the same meaning as described in Section 411(a)(5) of the Code.

(d)                                 Alternative Investment Options.  At least three investment options (other than Fortis Inc. Stock) must be offered to Participants described in Section 4.4(b) and Section 4.4(c).  Each investment option must be diversified and must have materially different risk and return characteristics.  Periodic reasonable divestment and reinvestment opportunities must be provided at least quarterly.  Except as provided in Treasury Regulation Sections 1.401(a)(35)-1(e)(2) and (3), restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

9.                                      Article IV (Valuation of Funds and Allocation to Accounts) is hereby amended by adding the following new Section 4.7 (Voting, Tender or Similar Rights) to the end thereof:

4.7                               VOTING, TENDER OR SIMILAR RIGHTS.

(a)                                 In General.  Voting, tender or similar rights that are incidental to the ownership of any asset which is held in any Fund, including the Fortis Inc. Stock Fund, shall be passed through to Participants.

(b)                                 Fortis Inc. Stock Fund.  A Participant may instruct the Trustee as to voting or tender of shares of Fortis Inc. Stock, including partial shares, which are allocable to such Participant.  The directions shall be made in accordance with the provisions of Section 4.7(c) and Section 4.7(d) and any procedures that may be adopted by the Committee and agreed to by the Trustee.

(c)                                  Fortis Inc. Stock Fund — Voting Procedures.

(1)                                 The Trustee shall cause a copy of the notice of any annual or special shareholders meeting and all proxy solicitation materials to be sent to each Participant with an interest in the Fortis Inc. Stock Fund, together with a voting instruction form which shall be returned to the Trustee or its designee.  At the request of the Committee, the Trustee also shall cause any supplementary materials prepared by the Committee pursuant to Section 4.7(c)(4) to be included with the notice and proxy solicitation materials.

(2)                                 Each Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) the Fortis Inc. Stock allocable to such Participant.  Directions from a Participant to the Trustee concerning the voting of Fortis Inc. Stock shall be communicated to the Trustee in writing or by other means agreed to by the Trustee and the Company.

(3)                                 The Trustee will not vote any shares of Fortis Inc. Stock for which the Trustee has received no direction from the Participants.  If there are any unallocated shares of Fortis Inc. Stock, the Trustee shall vote that number of shares of Fortis Inc. Stock in the same proportion on each issue as it votes those shares credited to Participants’ Accounts for which it received voting directions from Participants.

(4)                                 The Committee shall prepare any supplemental communication materials that it deems to be appropriate.  The Committee either may provide such materials to the Trustee for distribution to the Participants or may distribute such materials directly to the Participants.

(d)                                 Fortis Inc. Stock Fund — Tender Offer Procedures.

(1)                                 Upon commencement of a tender offer for any Fortis Inc. Stock, the Company shall notify the Trustee and the Trustee shall notify each Participant with an interest in the Fortis Inc. Stock Fund of the tender offer and use its best efforts to timely distribute or cause to be distributed to the Participants the same information that is distributed to shareholders of Fortis in connection with the tender offer.  At the request of the Committee, the Trustee also shall cause to be distributed any supplemental materials prepared by the Committee pursuant to Section 4.7(d)(4).

(2)                                 Each Participant shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Fortis Inc. Stock allocable to the Participant.  Directions from a Participant to the Trustee concerning the tender of Fortis Inc. Stock shall be communicated in writing, or other means agreed to by Trustee and Company.  These directions shall be held in confidence by the Trustee.

(3)                                 The Trustee shall tender or not tender shares of Fortis Inc. Stock in accordance with the directions of the Participants.  The Trustee will not tender shares of Fortis Inc. Stock for which the Trustee has received no direction from the Participants.  If there are any unallocated shares of Fortis Inc. Stock, the Trustee shall tender shares of Fortis Inc. Stock in the same proportion as it tenders shares of Fortis Inc. Stock credited to Participants’ Accounts.

(4)                                 The Committee shall prepare any supplemental communication materials that it deems appropriate.  The Committee either may provide such materials to the Trustee for distribution to the Participants or may distribute such materials directly to the Participants.

(5)                                 A Participant who has directed the Trustee to tender some or all of the shares of Fortis Inc. Stock allocable to him may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares.  The Trustee then shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline.  A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Committee.

(e)                                  Fortis Inc. Stock Fund — Independent Fiduciary.  With respect to all other shareholder rights other than the right to vote, the right to tender and the right to withdraw shares previously tendered, in the case of Fortis Inc. Stock, the Trustee shall follow the directions of the Participant and if no such direction is received, the direction of the Company or Committee.  If the Committee concludes that it may have a conflict of interest, it may appoint an independent advisor to assist it, including appointing an independent fiduciary that will have sole responsibility for rendering the interpretations, recommendations and decisions that would otherwise be made by the Committee.  If the Committee appoints an independent fiduciary, the Committee shall not be responsible for the independent fiduciary’s decisions.  Rather, the Committee only shall be responsible for acting in a prudent fashion in selecting the independent fiduciary and monitoring its performance.

10.                               Article IV (Valuation of Funds and Allocation to Accounts) is hereby amended by adding the following new Section 4.9 (Liquidation of the UNS Stock Fund) to the end thereof:

4.9                               LIQUIDATION OF THE UNS STOCK FUND.

In connection with the merger of UNS Energy Corporation and Fortis, effective at 4:00 p.m. Eastern Time on August 15, 2014 (the “Delist Date”), the UNS Stock Fund was liquidated.  The account of each Participant who had invested in the UNS Stock Fund was credited with cash in exchange for the Participant’s interest in the UNS Stock Fund.  Such cash then was invested in the appropriate Fidelity Freedom K Fund in accordance with the provisions of the Trust Agreement.

11.                               Section 5.3(d) (Distribution of Benefits — Form of Distribution) is hereby amended and restated in its entirety as follows:

(d)                                 Form of Distribution.  The amount distributable to a Participant upon his Break in Employment for a reason other than death, or the Beneficiary or Beneficiaries of a Participant who dies, shall be equal to the balance in his Accounts.  Except as provided in Section 5.3(e) (Distribution of Benefits — Minimum Distribution Requirements), below, with respect to the required minimum distributions, benefits payable hereunder to a Participant or to a Beneficiary or Beneficiaries shall be paid in a lump sum.  Distributions of the Participant’s benefits will be made in-kind, subject to such limitations as may be prescribed by the Committee, or in cash.  Any distribution of Fortis Inc. Stock shall be subject to any procedures adopted by the Company, including any insider trading policy adopted by the Company.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative and the Union has caused this First Amendment to be executed by the duly authorized representative of Local No. 1116, I.B.E.W. on this 22nd day of June, 2018.

TUCSON ELECTRIC POWER COMPANY

By:	/s/ David Hutchens
Its: President and CEO

INTERNATIONAL BROTHERHOOD OF
ELECTRICAL WORKERS LOCAL NO. 1116

By:	/s/ Charles “Scott” Northrup
Its: Business Manager IBEW 1116